                                                                      EXHIBIT 11

                           IGI, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)


(THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)                               Three months ended
                                                                         MARCH 31, 1998      March 31, 1997
                                                                        -----------------  -------------------
                                                                                           (RESTATED)
Net income (loss) for earnings per share                                      $     (203)          $       55
                                                                              ==========           ==========

Weighted average shares outstanding                                            9,466,667            9,431,377

     Common stock equivalents (net of common stock
          deemed reacquired) based on average market price                             -              174,014
                                                                              ----------           ----------

Total equivalent shares for diluted computation                                9,466,667            9,605,391
                                                                              ==========           ==========

Per Share Income (loss):
     Basic                                                                    $     (.02)          $      .01
     Diluted                                                                  $     (.02)          $      .01










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